TERRITORY OF THE BRITISH VIRGIN ISLANDS
BUSINESS COMPANIES ACT (CAP 285)

PLAN OF MERGER

OF

CHARDAN NORTH CHINA ACQUISITION CORP.

(a Delaware, United States of America Corporation)

into

HLS SYSTEMS INTERNATIONAL LIMITED

(a British Virgin Islands Business Company)

1. Recitals

A. Chardan North China Acquisition Corporation (“Merged Company”) is the sole shareholder of HLS Systems International Limited (“Surviving Company”).

B. The Boards of Directors and stockholders of Merged Company and Surviving Company have determined that Merged Company shall be merged with and into the Surviving Company under the laws of the British Virgin Islands in a transaction qualifying under United States federal income tax law as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code)(the “Merger”). The Merger is being undertaken to facilitate the business purposes of the Merged Company and its stockholders.

C. Surviving Company was formed solely to effect the Merger and has not conducted and will not conduct any business activities or operations of any kind prior to the Merger (except in connection with the Merger). Additionally, prior to the Merger, Surviving Company will not hold any assets other than a nominal amount of assets to facilitate its organization or preserve its legal existence.

D. Immediately following the consummation of the Merger, the Merged Company stockholders will own all of the issued and outstanding shares of Surviving Company. The Merged Company stockholders will own all of the Surviving Company shares solely by reason of their ownership of Merged Company stock held immediately prior to the Merger. Additionally, at the time of the Merger, the fair market value of the Surviving Company shares and any other consideration received by each Merged Company stockholder will be equal to the fair market value of the Merged Company stock surrendered in the Merger.

E. For United States federal income tax purposes, the parties to this agreement hereby adopt this agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2. Plan of Merger

(a)	Names of constituent companies and surviving company.

The names of the constituent companies are Chardan North China Acquisition Corporation, a Delaware, United States of America corporation incorporated on the 10th day of March 2005, (the “Merged Company”) and HLS Systems International Limited, a British Virgin Islands Business Company incorporated on the __ day of _____________, 2006 (the “Surviving Company”) and the name of the Surviving Company will be HLS Systems International Limited.

(b)	Designation and number of outstanding shares

The authorized share capital of the Merged Company is 21,000,000 comprised of 20,000,000 shares of common stock, par value US$0.0001 per share, of which 7,000,000 shares of common stock are issued and outstanding. There are 11,500,000 warrants outstanding to purchase up to 11,500,000 shares of common stock and a unit purchase option to purchase up to 250,000 shares of common stock and 500,000 warrants to purchase up to 500,000 shares of common stock.

The Surviving Company shall be authorized to issue 101,000,000 shares comprising of 100,000,000 ordinary shares, par value US$0.001 per share and 1,000,000 preference shares, par value US$0.001 per share, of which 7,000,000 ordinary shares will be issued and outstanding and no preferred shares will be issued and outstanding. There will be 11,500,000 warrants outstanding to purchase up to 11,500,000 ordinary shares and a unit purchase option to purchase up to 250,000 ordinary shares and 500,000 warrants to purchase up to 500,000 ordinary shares.

(c)	Terms and conditions of the merger

On the effective date of the merger -

(i)
the separate corporate existence of the Merged Company shall cease (i.e., liquidate) and the Surviving Company shall succeed to all property and assets whatsoever of the Merged Company without the necessity for any separate transfer and shall be responsible for all liabilities and obligations of the Merged Company.

(ii)
one new ordinary share of the Surviving Company will be issued for each outstanding share of common stock of the Merged Company. Each ordinary share of the Surviving Company that is owned by the Merged Company will be canceled and resume the status of authorized but unissued ordinary shares of the Surviving Company. The Merged Company’s shares no longer will be eligible to trade on the over-the-counter bulletin board market (“OTCBB”). The shares of the Surviving Company will be eligible to trade in their place under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB or will be as determined with the approval of NASDAQ National Market if that is where the shares will trade upon consummation of the stock purchase transaction.

(iii)	the Surviving Company will assume the outstanding warrants and unit purchase option of the Merged Company on the same terms as currently issued.

(iv)	the number of directors of the Surviving Company shall be increased to nine.

(v)	constituent documents of the Surviving Company in effect on the effective date shall be the constituent documents of the Surviving Company.

(d)	Amendment to Memorandum and Articles of Association

The existing Memorandum and Articles of Association of the Surviving Company shall continue to be the Memorandum and Articles of Association of the Surviving Company without amendment.

3. Manner in which the Plan of Merger was authorized

The Plan of Merger was approved by a resolution of the directors of the Merged Company on the __ day of _________________, 2006 and by the directors of the Surviving Company on the __ day of _______________, 2006 and was authorized by the consent of the stockholders of the Merged Company on the __ day of ___________, 2006 and by the members of the Surviving Company on the __ day of ________________, 2006.

   CHARDAN NORTH CHINA ACQUISITION CORP.

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

HLS SYSTEMS INTERNATIONAL LIMITED

By: _________________________________________
Name: _______________________________________
Title: ________________________________________